Exhibit 99.1

Argix Direct Signs Contract with Bulldog Technologies to Purchase New MiniBOSSTM

3 Year Airtime Agreement Values Total Contract at Approximately $600,000

RICHMOND, British Columbia, May 24, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain, announced today that it has been chosen by Argix Direct as their cargo security solutions provider.

Argix Direct, a leading logistics services provider to retailers, operates Retail Sort Centers in New Jersey and California which sort multiple shipments of merchandise into expedited, time definite, single store deliveries nationwide. Argix Direct is a fast-growing, privately held company headquartered in Jamesburg, NJ, with over 600 employees and with annual sales of over $100 million. They deliver over 38 million cartons per annum to over 5,800 retail stores nationwide, to virtually every mall and outlet mall in the United States at least once a week. With customers including Ann Taylor, Barnes & Noble, and Benetton, Argix Direct has helped retailers move merchandise swiftly and surely from source to store for more than ten years.

Like other logistics service providers, Argix Direct has experienced cargo theft which not only hampers the bottom line, but creates a logistics nightmare in product delivery to end customers. As a result they were actively looking for a solution that would meet their needs in terms of their business and operational model, as well as addressing the needs of their customers.

Argix Direct has embraced technology as part of their value add and uses it as a competitive advantage and differentiator vis-à-vis other logistic service providers. It was this strategic thinking that led Argix Direct to Bulldog Technologies.

“Argix Direct is a forward thinking company in all aspects of our delivery model”, said Alan Darwick, CFO of Argix Direct. “We felt that our customer driven service model and approach was well complimented by Bulldog’s cargo monitoring, tracking and security strategy and solutions, which lead us to their MiniBOSS™.”

The MiniBOSS™ is a compact and portable (4”x 3”x 2” in size and weighing 12 ounces) device housed in a durable case that can transmit through steel or concrete with no external antenna required. It is a cellular based hybrid-AGPS (Assisted Global Positioning System), asset tracking, monitoring and recovery device and it is designed to work in conjunction with the Bulldog Security Gateway™, a proprietary Automatic Vehicle Location (AVL) software program, which enables users to securely track through a standard PC.

Because the MiniBOSS™ operates on an AGPS platform, its signal receive sensitivity is increased by 20 dB over traditional GPS platforms. Assisted GPS uses cellular tower triangulation in conjunction with GPS satellite location to provide position location capabilities in impaired RF environments. This increased functionality allows the MiniBOSS™ to work in environments that traditional GPS can not. The MiniBOSS™ does not need to “see the sky” to determine location like traditional GPS systems and no external antennae is necessary. Thus the MiniBOSS™ can transmit and determine accurate positions while inside Argix Directs trailers and warehouses.

Argix Direct will utilize the MiniBOSS™ covertly to provide security, tracking and monitoring services. The device will provide exception based reporting on the status of the cargo container doors being opened and/or closed. In addition the device will provide reporting details on the exact location of the trailer regardless of whether it is in the distribution yard or on the road. The MiniBOSS™ in conjunction with Geozoning technology will be able to report when a trailer has left and entered the yard.

The total contract is worth approximately $600,000 including hardware, software and airtime charges. Argix Direct has committed to purchasing the units, software over the next 30 days and will implement the system within the next 60 to 90 days.

“Argix Direct is truly a technology leader”, said John Cockburn, President and CEO of Bulldog Technologies. “They have recognized the value of the MiniBOSS™ and how it will improve the level of service they provide to their customers.”

“Argix Direct is a leader in the cargo transportation field serving a customer base of major retail clients”, added Richard Booth, VP of Sales and Marketing for Bulldog Technologies. “We look forward to serving Argix Direct and their customers with a technology platform that demonstrates a clear ROI.”

For further information visit Argix Direct on the web at www.argixdirect.com.

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless security solutions and sensor networks.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSS™ (Bulldog Online Security Solution) devices and solutions for use in the supply chain, focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Investor Relations

Todd Fromer/Michael Cimini

KCSA Worldwide

(212) 896-1215 / (212) 896-1233

tfromer@kcsa.com / mcimini@kcsa.com
800 Second Avenue, 5th Floor

New York, NY 10017

Press Contact
Jan Roscovich
Bulldog Technologies Inc.
Email: jroscovich@bulldog-tech.com